ARTICLES OF INCORPORATION

                                       OF

                           CHESTATEE BANCSHARES, INC.

                                    ARTICLE I

     The name of the corporation shall be CHESTATEE BANCSHARES, INC. (the "Corporation").

                                   ARTICLE II

         The purpose of the Corporation is to become a bank holding company pursuant to the Georgia Bank Holding Company Act (Ga. Laws 1976, P. 168, et seq.) and to purchase, own, and hold the stock of banking corporations and other corporations permitted by the laws of the State of Georgia and the laws of the United States. The Corporation shall not acquire the stock of any bank until such time as the acquisition has been approved by all applicable bank regulatory agencies.

                                   ARTICLE III

         The Corporation shall have the authority to issue 10,000,000 voting common shares with no par value per share and 10,000,000 non-voting common shares with no par value per share.

                                   ARTICLE IV

     The street address and county of the initial registered office of the Corporation shall be 127 Peachtree Street, N.E., Suite 1600, Atlanta, Fulton County, Georgia 30303. The initial registered agent at such address will be Edward H. Brown, Esq.

                                   ARTICLE V

         No share exchange, merger, consolidation or sale, lease, transfer, exchange, or other disposition (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Corporation or any of its affiliates to another corporation, person or entity unless it is approved, at a shareholders meeting called for that purpose, by the affirmative vote of the holders of two-thirds (2/3) of all classes of stock entitled to vote in the election of directors.

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                                   ARTICLE VI

         The directors of the Corporation shall not amend these Articles of Incorporation unless the amendment is approved, at a shareholder meeting called for that purpose, by the affirmative vote of the holders of two-thirds (2/3) of all classes of stock entitled to vote in the election of directors.

                                   ARTICLE VII

         The Directors of the Corporation are hereby released, discharged, remised and forgiven for any personal liability of monetary damages for breach of duty of care or other duty as a director to the Corporation and its shareholders. All liability of directors to the Corporation and its shareholders is hereby eliminated as completely and fully as permitted by O.C.G.A. ss.14-2-202(b)(4). The elimination of personal liability shall not be applied to:

(a) Any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;
(b) Acts or omissions which involve intentional misconduct or knowing violation of the law;
(c) Any transaction from which the director receives an improper personal benefit;
(d)   Any type of liability set forth in O.C.G.A.ss.14-2-832.

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                                  ARTICLE VIII

     The sole incorporator is Chester J. Hosch, Esq., whose address is 127 Peachtree Street, N.E., Suite 1600, Atlanta, Georgia 30303 (the "Incorporator").

 ARTICLE IX

         The mailing address of the initial principal office of the Corporation is 6639 Highway 53 East, Dawsonville, Dawson County, Georgia 30354.

         IN WITNESS WHEREOF, the Incorporator has set his hand and affixed his seal to these Articles of Incorporation.

                                  /s/ Chester J. Hosch
                                  ---------------------
                                  Incorporator

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